Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
Energy Industry Veteran Jim Craddock Joins BPI Energy as
Senior Vice President of Operations
Cleveland, OH—April 18, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced that James E. (Jim) Craddock has joined the company as its Senior Vice President of Operations effective immediately. In this new position, Craddock will oversee all operations, engineering, geology and land management activities. In particular, he will be integrally involved in planning and managing all aspects of the company’s CBM exploration, drilling and production activities.
Craddock, 47, joins BPI from Houston-based Burlington Resources Inc. (acquired on March 31, 2006, by ConocoPhillips) where he served as Chief Engineer. In this, his most recent capacity with Burlington, he was responsible for reserve estimation, corporate operations, recruitment and development of the engineering staff and growth of a technical center of excellence.
During his 21 years with Burlington, Craddock made many significant contributions to its success. As Director of Strategic Planning, he played a key role in Burlington’s $3 billion acquisition of the Louisiana Land & Exploration Company (LL&E). He also served a critical role in developing Burlington’s Farmington, New Mexico, CBM project. As head of Reservoir Engineering, and later as Engineering Manager, he was responsible for leading the technical team that grew the Fruitland CBM Project to over 400 mmcf per day. During the play’s peak level of activity, this required drilling up to 300 new CBM wells per year, conducting up to 100 recompletions per year and participating in 100 non-operated wells each year. He began his career in 1981 with Superior Oil (later Mobil) upon graduating from Texas A&M University with a Bachelor of Science in Mechanical Engineering. Mr. Craddock’s complete resume is available on BPI’s website.
President and CEO James G. Azlein said: “We feel extremely fortunate to have attracted a person of Jim Craddock’s caliber, and enthusiastically welcome him to the BPI team. Jim’s specialized engineering skills and hands-on experience, coupled with his results-oriented planning and business development acumen, align perfectly with our corporate mission and development plans. Equally important, his leadership skills should prove invaluable as we continue to bring technical expertise into the Basin and build our operating team.”
Craddock said: “BPI is actively engaged in the earliest stages of realizing the commercial potential of one of the last significant undeveloped CBM basins in North America. I am very excited to have the opportunity to play a role in this evolution and be a member of the pioneering team that is making it possible.”

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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to, (a) our inability to retain our acreage rights at our Delta Project or other projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (b) our inability to anticipate developments in our pending litigation or to negotiate an acceptable settlement of such litigation, (c) our inability to generate sufficient income or obtain sufficient financing to fund our future operations, (d) our failure to accurately forecast CBM production, (e) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (f) our failure to accurately forecast the number of wells that we can drill, (g) a decline in the prices that we receive for our CBM, (h) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (i) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (j) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at: http://www.bpi-energy.com.
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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